As filed with the Securities and Exchange Commission on November 14, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

SELECTIVE INSURANCE GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

NEW JERSEY	22-2168890
(State or Other Jurisdiction of Incorporation	(I.R.S. Employer
or Organization)	Identification No.)
40 Wantage Avenue
Branchville, New Jersey 07890
(Address of Principal Executive Offices) (Zip Code)

SELECTIVE INSURANCE COMPANY OF AMERICA
DEFERRED COMPENSATION PLAN (2005)
(Full Title of the Plan)

Michael H. Lanza
Executive Vice President and General Counsel
Selective Insurance Group, Inc.
40 Wantage Avenue
Branchville, New Jersey 07890
(Name and Address of Agent for Service)
(973) 948-3000
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Jean Cogill, Esq.
Bingham McCutchen LLP
399 Park Avenue
New York, NY 10022-4689
(212) 705-7200
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	Maximum	Maximum	Amount of
Title of	To Be	Offering Price	Aggregate	Registration
Securities To Be Registered	Registered (1)	Per Share (1)	Offering Price (1)	Fee (2)
Deferred Compensation Obligations (1)	N/A	N/A	N/A	$1,228

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement covers an indeterminate amount of interests (deferred compensation obligations) to be offered or sold pursuant to the Selective Insurance Company of America Deferred Compensation Plan (2005), as described herein.

(2)	Based on estimated obligations in the amount of $40,000,000 used, pursuant to Rule 457(h), solely for the purpose of calculating the registration fee.

PART I
PART II
Item 3. Incorporation of Documents by Reference.
Item 4. Description of Securities
Item 5. Interests of Named Experts or Counsel
Item 6. Indemnification of Directors and Officers
Item 7. Exemption from Registration Claimed
Item 8. Exhibits
Item 9. Undertakings
SIGNATURES
EXHIBIT INDEX
EX-5.1: OPINION OF ROBYN P. TURNER, ESQ
EX-23.2: CONSENT
EX-24.1: POWER OF ATTORNEY OF PAUL D. BAUER
EX-24.2: POWER OF ATTORNEY OF W. MARSTON BECKER
EX-24.3: POWER OF ATTORNEY OF A. DAVID BROWN
EX-24.4: POWER OF ATTORNEY OF JOHN C. BURVILLE
EX-24.5: POWER OF ATTORNEY OF WILLIAM M. KEARNS, JR.
EX-24.6: POWER OF ATTORNEY OF JOAN M. LAMM-TENNANT
EX-24.7: POWER OF ATTORNEY OF S. GRIFFIN MCCLELLAN III
EX-24.8: POWER OF ATTORNEY OF RONALD L. O'KELLEY
EX-24.9: POWER OF ATTORNEY OF JOHN F. ROCKART
EX-24.10: POWER OF ATTORNEY OF WILLIAM M. RUE
EX-24.11: POWER OF ATTORNEY OF J. BRIAN THEBAULT

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The information required by Part I will be included in documents being sent or given by Selective Insurance Company of America to participants in the Selective Insurance Company of America Deferred Compensation Plan (2005), as specified by Rule 428(b)(1). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed with the Securities and Exchange Commission by Selective Insurance Group, Inc. (the “Company” or the “Registrant”) are incorporated by reference in this Registration Statement:
1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed on March 1, 2007.

2.	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed on May 2, 2007.

3.	The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, filed on August 9, 2007.

4.	The Company’s Current Reports on Form 8-K filed February 26, 2007 and September 21, 2007 and Items 5.02 and 8.01 of the Form 8-K filed on January 30, 2007.

5.	The description of the Company’s common stock and purchase rights for shares of common stock set forth in the Company’s registration statements on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”) and any amendment or report filed for the purpose of updating those descriptions.
     All documents subsequently filed by the Company or the Selective Insurance Company of America Deferred Compensation Plan (2005) (the “Plan”) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are hereby incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents.
     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities
     This Registration Statement covers deferred compensation obligations under the Plan of Selective Insurance Company of America (“SICA”), a wholly-owned subsidiary of the Company, and of those affiliates of the Company who adopt the Plan. The following summary of the deferred compensation obligations is qualified in its entirety by reference to the Plan document.
     Effective July 1, 2002, SICA established the Selective Insurance Company of America Deferred Compensation Plan (the “Original Plan”) to provide supplemental nonqualified deferred compensation benefits to a select group of management and highly compensated employees of SICA and any of its affiliates adopting the Plan (sometimes referred to collectively in this Registration Statement as “SICA”). Effective January 1, 2005, SICA has established the Plan to conform the terms of the Original Plan to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), with respect only to deferred compensation accruing or vesting under the Original Plan after December 31, 2004. The terms of the Original Plan will continue to govern benefits accrued and vested before January 1, 2004.
     The deferred compensation obligations issuable under the Plan represent obligations of SICA to pay participants certain compensation that the participants have elected to defer, or that SICA has elected to contribute on behalf of the participants, pursuant to the Plan. As with the Original Plan, participation is limited to a select group of management and highly compensated employees of SICA. Participants may elect to defer up to 50% of their annual base salary and up to 100% of their annual bonus earned in a calendar year. The Plan also permits SICA to make matching and discretionary contributions on behalf of Plan participants.
     Participants’ annual elective deferrals and earnings thereon are 100% vested at all times. Matching contributions and earnings thereon become vested over a six-year period, at a rate of 20% per year, beginning after two years of service. Discretionary contributions and earnings thereon will become vested at a rate established by the Plan administrator.
     A participant’s compensation deferrals and employer contributions are credited to a notional bookkeeping account in the name of the participant (“Account”). A participant may allocate his or her Account on a notional basis among certain investment options selected by the Plan’s administrator; however, investment allocations are for measurement purposes only and neither SICA nor the Company is required to actually invest Account balances in the investment options, although SICA may choose to do so. Common stock of the Company is not included among the notional investment options under the Plan. Amounts credited to a participant’s Account are adjusted for earnings or losses based on the investment options elected by the participant. Participants may periodically reallocate their Account balances among the available notional investment options, as permitted by the Plan administrator.
     Subject to the terms of the Plan, a participant may elect to receive his or her vested deferred amounts (including Company contributions, if any) on fixed date(s) while still employed by SICA, or following termination of employment. The deferred compensation obligations are not subject to redemption prior to the payment dates selected by each participant (except in the case of an unforeseeable emergency). Payments will be made in cash, in a lump sum or in installments, as elected by the participants. Deferred compensation obligations are not convertible into another security of the Company.
     The obligation to pay the vested balance of each Plan participant’s Account will at all times be an unfunded and unsecured obligation of SICA. Payments will be made solely from the SICA’s general funds and are subject to the risk of corporate insolvency. SICA has established a grantor trust for the purpose of informally funding the Original Plan and the Plan. Participants will not have any interest in any of the assets of SICA or the Company by reason of any obligation created under the Plan. A participant’s rights in the deferred compensation obligations generally may not be transferred, assigned, anticipated or otherwise encumbered.

     SICA reserves the right to amend or terminate the Plan at any time, except that no amendment may adversely affect the right of the participants with respect to benefits accrued under the Plan as of the date of the amendment. In addition, if the Company undergoes a change of control (as defined in the Plan), the Plan may not be amended or terminated prior to the payment to the participants of their vested Account balances of as the date of the change of control.
     The total amount of the deferred compensation obligations is not determinable because the amount will vary depending upon the level of participation by eligible employees, the amounts of compensation that they elect to defer under the Plan, and the amounts that SICA elects to contribute to the Plan on the participants’ behalf.
Item 5. Interests of Named Experts or Counsel
     None.
Item 6. Indemnification of Directors and Officers
     The Company is organized under the laws of the State of New Jersey. The New Jersey Business Corporation Act, as amended (the “Act”), provides that a New Jersey corporation has the power generally to indemnify its directors, officers, employees and other agents against expenses and liabilities in connection with any proceeding involving such person by reason of his being or having been a corporate agent, other than a proceeding by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of the corporation, indemnification of directors, officers, employees and other agents against expenses is permitted if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; however, no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the New Jersey Superior Court, or the court in which such proceeding was brought, shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to such indemnification. Expenses incurred by a director, officer, employee or other agent in connection with a proceeding may be, under certain circumstances, paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors. The power to indemnify and advance expenses under the Act does not exclude other rights to which a director, officer, employee or other agent of the corporation may be entitled under the certificate of incorporation, by-laws, agreement, vote of stockholders, or otherwise, provided that no indemnification is permitted to be made to or on behalf of such person if a judgment or other final adjudication adverse to such person establishes that his acts or omissions were in breach of his duty of loyalty to the corporation or its shareholders, were not in good faith or involved a violation of the law, or resulted in the receipt by such person of an improper personal benefit.
     Under the Act, a New Jersey corporation has the power to purchase and maintain insurance on behalf of any director, officer, employee or other agent against any expenses incurred in any proceeding and any liabilities asserted against him by reason of his being or having been a corporate agent, whether or not the corporation has the power to indemnify him against such expenses and liabilities under the Act. All of the foregoing powers of indemnification granted to a New Jersey corporation may be exercised by such corporation notwithstanding the absence of any provision in its certificate of incorporation or by-laws authorizing the exercise of such powers. However, a New Jersey corporation may, with certain limitations, provide in its certificate of incorporation that a director or officer shall not be personally liable, or shall be liable only to the extent therein provided, to the corporation or its shareholders for damages for breach of a duty owed to the corporation or its shareholders.
     Reference is made to Sections 14A:3-5 and 14A:2-7(3) of the Act in connection with the above summary of indemnification, insurance and limitation of liability.

     Section (a) of Article NINTH of the Company’s restated certificate of incorporation, as amended, and Section 14 of the Company’s By-Laws provide generally that a director shall not be personally liable to the Company or its stockholders for damages from breach of any duty owed to the Company or its stockholders, except to the extent such personal liability may not be eliminated or limited under the Act. Such provisions further provide generally that an officer of the Company shall not be personally liable to the Company or its stockholders for damages or breach of any duty owed to the Company or its stockholders, except to the extent and for the duration of any period of time such personal liability may not be eliminated or limited under the Act.
     Section (b) of Article NINTH of the Company’s restated certificate of incorporation, as amended, and Section 14A of the Company’s By-Laws provide generally that each person who was or is made a party to or is threatened to be made a party to or is involved in a pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, or any appeal therein or any inquiry or investigation which could lead to such action, suit or proceeding, by reason of his or her being or having been a director or officer of the Company or any constituent corporation absorbed by the Company in a consolidation or merger, or by reason of his or her being or having been a director, officer, trustee, employee or agent of another entity serving as such at the Company’s request, or the legal representative of any such director, officer, trustee, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent permitted by the Act, as amended (but, in the case of any amendments, only to the extent such amendment permits the Company to provide broader indemnification rights than the Act permitted prior to such amendment), from and against any and all reasonable costs, disbursements and attorney’s fees, and any and all amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties, incurred or suffered in connection with any such proceeding, and such indemnification shall continue as to a person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of such person’s heirs, executors, administrators and assigns; provided, however, that, except as provided above, the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was specifically authorized by its board of directors. Such provisions of the Company’s restated certificate of incorporation, as amended, and By-Laws provide, under certain circumstances, for a right to be paid by the Company the expenses incurred in any proceeding in advance of the final disposition of such proceeding as authorized by the board of directors. Further, the Company is authorized to purchase and maintain insurance on behalf of any director, officer, employee or agent of the Company or any other entity against any expenses incurred in any proceeding and any liabilities asserted against him or her in any proceeding by reason of such person having been a director, officer, employee or agent, whether or not the Company would have the power to indemnify such person.
     The Company’s directors and officers are insured by policies purchased by the Company against liabilities and expenses incurred in their capacity as directors or officers.
Item 7. Exemption from Registration Claimed
     Not applicable.
Item 8. Exhibits
     The exhibits to this Registration Statement are listed in the Exhibit Index, which appears elsewhere herein and is incorporated herein by reference.

Item 9. Undertakings
The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(5)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Branchville, New Jersey, on this 14th day of November, 2007.

SELECTIVE INSURANCE GROUP, INC.
By:	/s/ Gregory E. Murphy
	Name:	Gregory E. Murphy
	Title:	Chairman, President and Chief Executive Officer

Signature	Title	Date

/s/ Gregory E. Murphy Gregory E. Murphy	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)	November 14, 2007

/s/ Dale A. Thatcher Dale A. Thatcher	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	November 14, 2007

* Paul D. Bauer	Director	October 23, 2007

* W. Marston Becker	Director	October 23, 2007

* A. David Brown	Director	October 29, 2007

* John C. Burville	Director	October 22, 2007

* William M. Kearns, Jr.	Director	October 24, 2007

* Joan M. Lamm-Tennant	Director	October 23, 2007

* S. Griffin McClellan III	Director	October 23, 2007

* Ronald L. O’Kelley	Director	October 23, 2007

* John F. Rockart	Director	October 23, 2007

* William M. Rue	Director	October 23, 2007

* J. Brian Thebault	Director	October 23, 2007
     Michael H. Lanza hereby signs this Registration Statement on Form S-8 on behalf of each of the indicated persons for whom he is attorney-in-fact on November 14, 2007 pursuant to a power of attorney filed herewith.

* By:	/s/ Michael H. Lanza
Michael H. Lanza
Attorney-in-Fact

     The Plan. Pursuant to the requirements of the Securities Act of 1933, the administrator of the Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Branchville, New Jersey, on this 14th day of November, 2007.

SELECTIVE INSURANCE COMPANY OF AMERICA DEFERRED COMPENSATION PLAN (2005)
By:	/s/ Victor N. Daley
	Name:	Victor N. Daley
	Title:	Chairperson, Selective Insurance Company of America Benefits Advisory Committee

EXHIBIT INDEX

	Exhibit 4.1	Restated Certificate of Incorporation of Selective Insurance Group, Inc., dated August 4, 1977, as amended (incorporated by reference herein to Exhibit 3.1 to the Company’s Annual Report on Form 10-K filed March 1, 2007, File No. 001-33067)

	Exhibit 4.2	By-Laws of Selective Insurance Group, Inc., effective October 24, 2006 (incorporated by reference herein to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on October 24, 2006, File No. 001-33067

*	Exhibit 5.1	Opinion of Robyn P. Turner, Esq.

*	Exhibit 23.1	Consent of Robyn P. Turner, Esq. (included in Exhibit 5.1)

*	Exhibit 23.2	Consent of Independent Registered Public Accounting Firm

*	Exhibit 24.1	Power of Attorney of Paul D. Bauer

*	Exhibit 24.2	Power of Attorney of W. Marston Becker

*	Exhibit 24.3	Power of Attorney of A. David Brown

*	Exhibit 24.4	Power of Attorney of John C. Burville

*	Exhibit 24.5	Power of Attorney of William M. Kearns, Jr.

*	Exhibit 24.6	Power of Attorney of Joan M. Lamm-Tennant

*	Exhibit 24.7	Power of Attorney of S. Griffin McClellan III

*	Exhibit 24.8	Power of Attorney of Ronald L. O’Kelley

*	Exhibit 24.9	Power of Attorney of John F. Rockart

*	Exhibit 24.10	Power of Attorney of William M. Rue

*	Exhibit 24.11	Power of Attorney of J. Brian Thebault

	Exhibit 99.1	Selective Insurance Company of America Deferred Compensation Plan (2005) (incorporated by reference herein to Exhibit 10.1 the Company’s Current Report on Form 8-K filed September 20, 2007, File No. 001-33067)

*	Filed herewith.